EXHIBIT 99.1

Initial Perioperative Data from CAPTAIN Randomized Trial Demonstrate MRI-Guided TULSA Provides Statistically Significant Improvement of Post-Operative Experience Vs. Robotic Radical Prostatectomy

– First Level 1 study comparing an emerging technology head-to-head with RP in men with prostate cancer –

– TULSA had no blood loss and no overnight stay, along with reduced post-procedure pain, and more rapid recovery to baseline activities and overall health –

TORONTO, April 29, 2025 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets customizable, AI-powered, incision-free therapies for the ablation of diseased tissue, is pleased to announce initial perioperative data from the Level 1 post-market CAPTAIN trial comparing the safety and efficacy of the TULSA procedure with radical prostatectomy (“RP”) in men with organ-confined, intermediate-risk, Gleason Score 7 (Grade Group 2 and 3) prostate cancer.

The positive perioperative results were presented yesterday by Xiaosong Meng, M.D., Ph.D., an Assistant Professor in the Department of Urology at UT Southwestern Medical Center, at the American Urological Association (“AUA”) Annual Meeting.

Starting in 2022, CAPTAIN patients were recruited at 20 sites in the United States, two in Canada and one in Europe. As of January 2025, 201 patients were randomized and, to-date, 194 have been treated or scheduled for treatment (69% TULSA, 31% RP). Baseline patient characteristics are balanced for TULSA vs RP, with median (IQR) age 63 (58-68) vs. 64 (59-68) years, proportions with PSA ≤10ng/mL 77% vs. 74%, and 23% vs 26% with PSA>10ng/mL. Proportions of TULSA vs. RP patients with GG2/3 disease were 76%/24% vs. 74%/26%. All patients were EPIC pad-free at baseline.

Dr. Meng’s AUA presentation highlighted that TULSA provided statistically significant improvement in all assessed perioperative measures:

  Blood loss: TULSA median 0 (IQR 0-0) mL vs. RP 100 (100-200) mL, p<0.001.
  Length of stay: TULSA median 0.29 (IQR 0.27-0.32) days vs. RP 1.24 (1.12-1.36) days, p<0.001.
  NRS (Numeric Rating Scale) pain: Significantly lower post-operative pain after TULSA procedure vs. RP through to post-treatment day 6, p<0.05.
  Patient-reported health-related QOL:
    Significantly higher overall health on the EQ-5D-5L 0-100 VAS (Visual Analog Scale) after TULSA vs. RP for all 30 days measured after treatment, p<0.05.
    During the first month post-treatment, significantly fewer TULSA patients reported experiencing extreme problems or inability with mobility (0% for TULSA vs. 12% for RP, p=0.001), self-care (3% for TULSA vs. 17% for RP, p=0.005), and usual activities (17% for TULSA vs. 40% for RP, p=0.008).

Dr. Meng commented, “I commend the Sponsor and the Study Investigators for taking on this audacious study, as CAPTAIN is the fist randomized controlled trial comparing a new technology to the standard of robotic radical prostatectomy to successfully recruit to target enrollment. In addition to including some of the most talented and high volume surgeons from academic hospitals and private practice, I believe successful randomization was in large part due to TULSA’s proven safety and efficacy for whole-gland ablation in intermediate-risk prostate cancer patients, which fostered equipoise between both arms. While TULSA already has a well-established body of clinical evidence, it now has hard data that shows quantitatively in a head-to-head fashion significantly superior post-treatment patient experience compared to robotic prostatectomy.”

“Zero blood loss and nearly a full 24 hours less at the hospital or clinic. Dramatic reduction in post procedure pain and significant improvement with patient mobility, self-care and ability to perform usual activities,” said Arun Menawat, Profound’s CEO and Chairman. “When we see the data that says that robotic prostatectomy patients take over two weeks of recovery, on average, to feel like a TULSA patient does the day after their procedure, we can understand how TULSA patients are often out at the restaurant with their families the night of their procedure rather than laying in a hospital bed. This superior patient experience leads to high patient satisfaction and patient demand, which interestingly is the same axis that drove adoption of the surgical robot in its early days.”

Dr. Menawat added, “We believe the CAPTAIN perioperative outcomes are not only central to patient demand, but are also important for insurance companies who consider Level 1 randomized controlled trials the gold standard in evidence-based research for establishing the effectiveness of interventions and making their coverage policies. We look forward to continue reporting CAPTAIN follow-up data, adding to the growing body of clinical evidence that demonstrates the unrivaled precision and flexibility of TULSA with consistent safe and effective outcomes across the full spectrum of prostate disease states.”

About CAPTAIN

CAPTAIN (A Comparison of TULSA Procedure vs. Radical Prostatectomy in Participants with Localized Prostate Cancer) is a prospective, multi-center randomized controlled trial aimed at comparing the safety and efficacy of the TULSA procedure (performed with the TULSA-PRO® system) with RP in men with organ-confined, intermediate-risk, Gleason Score 7 (Grade Group 2 and 3) prostate cancer. The goal of CAPTAIN is to demonstrate that the efficacy of the TULSA procedure is not inferior to RP, while demonstrating superior quality of life outcomes. The primary safety endpoint is the proportion of patients who preserve both erectile potency and urinary continence at one year after treatment. The primary efficacy endpoint is the proportion of patients who are free from any additional treatment for prostate cancer, free of metastases or prostate cancer related death by three years after treatment. Secondary endpoints include comparison of rates of complications, cost effectiveness, as well as histologic and biochemical failure.

About Profound Medical Corp.

Profound is a commercial-stage medical device company that develops and markets customizable, incision-free therapies for the ablation of diseased tissue.

Profound is commercializing TULSA-PRO®, a technology that combines real-time MRI, AI-enhanced planning, robotically-driven transurethral ultrasound, and closed-loop temperature feedback control. The TULSA procedure, performed using the TULSA-PRO® system, has the potential of becoming a mainstream treatment modality across the entire prostate disease spectrum; ranging from low-, intermediate-, or high-risk prostate cancer; to hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”); to men with BPH only; and also, to patients requiring salvage therapy for radio-recurrent localized prostate cancer. TULSA employs real-time MR guidance for precision to preserve patients’ urinary continence and sexual function, while killing the targeted prostate tissue via precise sound absorption technology that gently heats it to 55-57°C. TULSA is an incision- and radiation-free “one-and-done” procedure performed in a single session that takes a few hours. Virtually all prostate shapes and sizes can be safely, effectively, and efficiently treated with TULSA. There is no bleeding associated with the procedure; no hospital stay is required; and most TULSA patients report quick recovery to their normal routine. TULSA-PRO® is CE marked, Health Canada approved, and 510(k) cleared by the U.S. Food and Drug Administration (“FDA”).

Profound is also commercializing Sonalleve®, an innovative therapeutic platform that is CE marked for the treatment of uterine fibroids and palliative pain treatment of bone metastases. Sonalleve® has also been approved by the China National Medical Products Administration for the non-invasive treatment of uterine fibroids and has FDA approval under a Humanitarian Device Exemption for the treatment of osteoid osteoma. Profound is in the early stages of exploring additional potential treatment markets for Sonalleve® where the technology has been shown to have clinical application, such as non-invasive ablation of abdominal cancers and hyperthermia for cancer therapy.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the efficacy of Profound’s technology in the treatment of prostate cancer, BPH, uterine fibroids, palliative pain treatment and osteoid osteoma; and the success of Profound’s U.S. commercialization strategy and activities for TULSA-PRO®. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.ca and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Susan Thomas
Public Relations
sthomas@profoundmedical.com
T: 619.540.9195